Exhibit 10.45

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement, dated as of September 11, 2012 (the “Release”) between Kids Line, LLC and CoCaLo, Inc. (collectively, the “Company”), Kid Brands, Inc. (the “Parent”) and David Sabin (the “Employee”), is entered into in connection with Employee’s termination of employment.

WHEREAS, the parties have mutually agreed that the term of the Employment Agreement, dated December 7, 2009, between the Employee and the Company (the “Agreement”) will expire on September 11, 2012 (the “Expiration Date”); and

NOW, THEREFORE, in consideration of the Severance Benefits (defined below), and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the parties hereby agree as follows:

1.	GENERAL SEPARATION PROVISIONS

A. The parties have mutually agreed that the Employee’s employment with the Company will terminate effective at the close of business on September 11, 2012 (the “Expiration Date”). The parties hereby waive and/or acknowledge receipt of any formal notice of termination that might be required pursuant to the Agreement. The “Effective Date” of this Agreement shall be the eighth (8th) day following Employee’s execution of this Agreement, provided it is not revoked as provided in Section 13(h) below.

B. Severance Package. Following the Effective Date, as long as Employee does not exercise the right of revocation as described in Section 13(h) below, the Company shall pay to Employee the following (the “Severance Benefits”):

(i) Severance pay will be paid from the date hereof through December 31, 2012 (the “Severance Period”). Severance will be paid at the Employee’s base salary rate in effect on the termination date, less any applicable withholdings. The Severance Benefits will be paid over the course of the Severance Period in accordance with the Company’s normal pay schedule (not in a lump sum) commencing on or about the next payroll period following the Effective Date. The Severance Benefits shall not be reduced or terminated if the Employee secures gainful employment during the Severance Period.

(ii) The Company also agrees to pay to Employee the sum of $20,000 as a reimbursement to Employee for certain expenses related to his temporary housing and automobile in Los Angeles, as well as related moving expenses and legal expenses incurred in connection with the review of this Release. Such amount will be paid pro rata during the Severance Period.

(iii) During the Severance Period, the Employee, his spouse and any other members of his family who are currently covered with respect to the Company’s normal employee medical and dental indemnity plans shall be entitled to continue their participation in such plans if and to the extent that the Employee elects such continued coverage pursuant to COBRA. The Company shall reimburse the Employee for his actual premium expense with respect to maintaining COBRA coverage during the Severance Period; provided, however, if the Employee becomes eligible for coverage under the same or substantially similar medical and dental coverage, he will immediately advise the General Counsel of Parent, in writing, of this fact, and the Company’s reimbursement obligations pursuant to this Section B(iii) shall terminate.

(iv) The parties acknowledge and agree that the Employee, as a former officer of the Company: (a) shall remain entitled to indemnification under the Company’s organizational documents to the same extent and upon the same conditions as active officers or employees of such entities are entitled to indemnification with respect to actions, suits or proceedings of whatever nature brought or that may be brought against the Employee by reason of the fact that he was an officer or employee of the Company; and (b) shall be entitled to directors and officers insurance coverage on the same terms and conditions as any current or former officer of the Company.

(v) The Company and the Parent agree that the Employee shall be entitled to vest into one additional tranche of 5,000 shares of restricted common stock of Parent held by the Employee, as and when such vesting would otherwise have occurred.

(vi) Employee agrees that the payment of the Severance Benefits set forth above shall constitute the entire consideration provided under this Separation and Release Agreement and that Employee will not seek any further compensation for any other claim, damage, costs or attorneys’ fees in connection with the matters encompassed in this Agreement, or in connection with Employee’s employment by or separation from the Company.

AS A CONDITION TO RECEIVING THE ABOVE-DESCRIBED SEVERANCE BENEFITS, THE EMPLOYEE MUST SIGN AND DELIVER TO THE COMPANY THIS RELEASE. IF THE EMPLOYEE SIGNS AND RETURNS THIS RELEASE TO THE COMPANY NO LATER THAN TWENTY-ONE (21) DAYS FROM THE DATE ON WHICH THE EMPLOYEE RECEIVED THIS RELEASE AND DOES NOT SUBSEQUENTLY REVOKE IT AS PROVIDED HEREIN), DURING WHICH PERIOD THE EMPLOYEE IS ADVISED TO CONSULT WITH AN ATTORNEY, THEN THE COMPANY WILL PROVIDE TO THE EMPLOYEE THE ABOVE-DESCRIBED SEVERANCE BENEFITS.

IN THE EVENT THAT THE EMPLOYEE DOES NOT RETURN THIS SIGNED RELEASE WITHIN THE TWENTY-ONE (21) DAY PERIOD, THEN THE COMPANY WILL NOT PROVIDE THE EMPLOYEE WITH THE SEVERANCE BENEFITS DESCRIBED ABOVE.

C. Regardless of whether the Employee signs and returns this Release, the Employee will be (and/or has been) paid for his accrued but unpaid salary, accrued and unused vacation and any business expenses to which Employee is entitled to be reimbursed pursuant to the Company’s policies, in each case through the Expiration Date.

D. The Employee acknowledges and agrees that neither the Company nor Parent has any obligation, now or at any time in the future, to rehire or employ the Employee in any capacity, including as an independent contractor or consultant, or to affirmatively assist the

Employee in any employment efforts, and the Employee agrees not to seek re-employment with the Company or Parent or any of their affiliates.

E. Except as explicitly provided herein, the Employee acknowledges that he has been paid and/or has received all compensation, wages, bonuses, commissions and/or benefits to which the Employee may be entitled and that no other compensation, wages, bonuses, commissions and/or benefits are due to the Employee except as provided herein. In addition, the Employee acknowledges that the consideration set forth herein exceeds any payments and/or benefits to which he may be entitled in any standard agreement, verbal or written, as well any employment or personnel policy, procedure or handbook, which may be applicable, and that he would not be entitled to this consideration absent his promises set forth herein.

2.	GENERAL RELEASE OF ALL CLAIMS

A. In exchange for the above-referenced consideration, the Employee hereby irrevocably releases and forever discharges any and all known and unknown liabilities, debts, obligations, causes of action, demands, covenants, contracts, liens, controversies and any other claim of whatsoever kind or nature that the Employee ever had, now has or may have as of the date of the Employee’s execution of this Release, against the Company, the Parent, the Parent’s stockholders, subsidiaries, affiliates, successors and assigns (the “Employer Group”), and each of their respective officers, directors, attorneys, fiduciaries, representatives, employees, licensees, agents and assigns (together with the Employer Group, the “Releasees”), whether or not arising out of or related to the performance of any services to or on behalf of the Employer Group or the termination of those services, including without limitation: (i) any claims arising out of or related to any federal, state and/or local labor or civil rights laws including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the federal Civil Rights Acts of 1866, 1871, 1964, Sections 1981-1988 of Title 42 of the United States Code, the Fair Credit Reporting Act, the Occupational Health and Safety Act, the Employee Polygraph Protection Act, the Immigration Reform Control Act, the retaliation provisions of the Sarbanes-Oxley Act of 2002, the Federal False Claims Act, the Equal Pay Act, the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act, the Rehabilitation Act, the Jury Systems Improvement Act, the Uniformed Services Employment and Reemployment Rights Act, the Vietnam Era Veterans Readjustment Assistance Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act of 1938, the California Fair Employment and Housing Act, the California Business & Professions Code, the California Labor Code, the California Civil Code, the California Family Rights Act, the California Whistleblower Statute, the California WARN Act, the California Government Code, the retaliation provisions of California’s Workers Compensation Law, the retaliation provisions of the California State Wage and Hour Laws and the California State Wage and Hour Laws; (ii) any and all other claims arising out of or related to any contract, any and all other federal, state or local constitutions, statutes, rules, regulations, ordinances or executive orders; and (iii) any and all claims arising from any common law right of any kind whatsoever, including, without limitation, any claims for any kind of tortious conduct, promissory or equitable estoppel, defamation, breach of the Company’s policies, rules, regulations, handbooks or manuals, breach of express or implied contract or covenants of good faith, wrongful discharge or dismissal, and/or failure to pay, in whole or part, any compensation of any kind whatsoever, or; any and all claims for attorneys’ fees, costs and expenses (collectively, “Claims”). This paragraph does not release the obligations of the Company under this Agreement and the benefits explicitly preserved and/or provided to the Employee under this Agreement or any claims that lawfully cannot be waived, and shall not affect any vested rights Employee may have under the Company’s employee benefit plans.

B. Except as explicitly provided herein, execution of this Release by the Employee operates as a complete bar and defense against any and all of the Employee’s Claims against the Company and/or the other Releasees. The Employee agrees, to the extent consistent with applicable law, not to initiate any legal action, suit, proceeding or complaint (“action”) against the Company or any of the Releasees in any forum whatsoever and to immediately discontinue any such action previously commenced. If the Employee should hereafter assert any Claims in any action or proceeding against the Company or any of the Releasees, in any forum, this Release may be raised as and shall constitute a complete bar to any such action or proceeding and the Company and/or the Releasees shall be entitled to recover from the Employee all costs incurred, including attorneys’ fees, in defending against any such action or proceeding.

C. The Employee further waives and relinquishes any rights and benefits which he has or may have under California Civil Code § 1542 to the fullest extent that he may lawfully waive all such rights and benefits pertaining to the subject matter of this Release. Civil Code § 1542 provides that a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor. The Employee acknowledges that he is aware that he may later discover facts in addition to or different from those which he now knows or believes to be true with respect to the subject matter of this Release, but it is his intention to fully and finally forever settle and release any and all claims, matters, disputes, and differences, known or unknown, suspected and unsuspected, which now exist, may later exist or may previously have existed between the parties to the extent set forth Paragraph 2A hereof, and that in furtherance of this intention, the releases given in this Release shall be and remain in effect as full and complete general releases to the extent set forth herein, notwithstanding discovery or existence of any such additional or different facts.

D. Additionally, nothing in this Release shall prohibit or restrict the Employee from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal or state regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Employer Group’s Legal or Compliance Departments; or (iii) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of the Sarbanes-Oxley Act of 2002, any federal, state or municipal law relating to fraud or any rule or regulation of any self-regulatory organization. This Release is also not intended to preclude the Employee from: (1) enforcing the terms of this Release; (2) challenging the validity of this Release; or (3) filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or the National Labor Relations Board.

E. This Release shall not impact the EEOC’s rights, responsibilities or abilities to carry out its public duties and shall not impede the Employee’s participation in EEOC procedures and processes, except insofar as it precludes the Employee from recovering any additional monies from the Company or any of the other Releasees. To the extent permitted by applicable law, the Employee agrees to waive his right to any monetary or equitable recovery should any federal, state or local administrative agency pursue any claims on his behalf arising out of or related to his employment with and/or separation from employment with the Company and promises not to seek or accept any award, settlement or other monetary or equitable relief from any source or proceeding brought by any person or governmental entity or agency on his behalf or on behalf of any class or which he is a member with respect to any of the claims he has waived.

F. Except for (i) any criminal act or act of willful misconduct by the Employee and (ii) the obligations of the Employee under this Agreement, the Company, on behalf of itself, its affiliates and each of its and their respective attorneys and assigns, hereby irrevocably releases and forever discharges the Employee and his successors and assigns (hereinafter collectively referred to as “the Employee Releasees”), from any and all known or unknown liabilities, debts, obligations, causes of action, demands, covenants, contracts, liens, controversies and any other claim of whatsoever kind or nature which have or could be asserted against the Employee Releasees arising out of or related to: the Employee’s service as an officer or employee or director of the Company and/or any of the other Releasees, employment with and/or separation from employment with the Company and or any of the other Releasees, and/or any other occurrence up to and including the date of this Agreement. Each of the Company and the Parent agrees that it will not commence any action or proceeding of any nature whatsoever, and that it will not seek or be entitled to any award of equitable or monetary relief in any action or proceeding brought on its behalf, in either case to the extent that it arises out of the matters released by the Company under this Agreement, and the Employee shall be entitled to recover from the Company all costs incurred, including attorneys’ fees, in defending against any such action or proceeding.

G. Each party acknowledges that nothing in this Agreement shall constitute an admission by the other party of any wrongdoing or liability.

H. The parties have executed this Release with full knowledge of any and all rights they may have, and they hereby assume risk of any mistakes in fact in connection with the true facts involved, or with regard to any additional or different facts which are now unknown to them.

3.	APPLICABLE DISCLOSURES AND COOPERATION

The Employee acknowledges that, prior to the date hereof, he has disclosed to the Company or the Employer Group, in accordance with applicable policies and procedures, any and all information relevant to any investigation of Company or Employer Group business practices conducted by any government agency or to any existing, threatened or anticipated litigation involving the Company or the Employer Group, whether administrative, civil or criminal in nature, and that he is otherwise unaware of any wrongdoing committed by any current or former employees of the Company or the Employer Group that has not been disclosed. The Employee further agrees to use his best efforts to cooperate fully with the Company or the Employer Group, for no additional consideration, in connection with any matter arising out of or related to his employment including, but not limited to, any existing or future litigation involving the Company or the Employer Group, whether administrative, civil or criminal in nature, in which and to the extent the Company or the Employer Group reasonably deems the Employee’s cooperation necessary. The Company will reimburse the Employee for his reasonable out-of-pocket expenses (including, without limitation travel, telephone and courier expenses and reasonable fees and expenses of counsel) reasonably incurred in complying with this Section 3. The Employee also hereby resigns all offices and/or Board memberships with the Company or its affiliates, effective as of the Expiration Date.

4.	CONFIDENTIALITY

During the course of Employee’s employment with the Company, the Employee acknowledges that he has acquired (and will acquire) certain confidential and proprietary information regarding the Releasees, including without limitation, trade secrets, business strategies and operations, customer lists, manufacturers, material suppliers, financial information, personnel information, legal advice and counsel obtained from counsel, information regarding litigation, actual, pending or threatened, research and development, identities and habits of employees and agents and business relationships. The Employee shall keep secret and retain in the strictest confidence all such confidential, proprietary and non-public matters, tangible or intangible, of or related to Releasees and shall not use, divulge or disclose them, directly or indirectly, to any person, entity or any federal, state or local agency or authority, except as may be required by law; provided that in the event disclosure is sought as a result of any subpoena or other legal process initiated against the Employee, the Employee shall immediately give the Company written notice thereof in order to afford the Company an opportunity to contest such disclosure.

The Employee represents and agrees that he has returned to the Company all confidential, proprietary and non-public materials, or any other property of the Company or the Employer Group, in his possession including, but not limited to, Company furniture and fixtures, and Company-issued computers, laptops and phones. If the Employee has used his personal equipment for Company business, Employee agrees that he will, as of the Expiration Date, delete and purge all Company or Employer Group information from his personal computer equipment, except to the extent such information relates to pending legal matters of which the Employee has been advised.

The Company agrees that the press release it will issue regarding Employee’s resignation shall, as it relates to Employee, be in the form attached hereto as Exhibit A. The Employee acknowledges and agrees that the existence and the content of this Release, as well as the existence, amount or nature of any Severance Benefits received by the Employee in connection with this Release, are confidential and shall be kept confidential and not revealed to any third person except the Employee’s spouse, attorney, accountant, tax preparer, federal and state taxing authorities or as required by law. The Employee agrees that in the event any of the persons identified in the preceding sentence are made aware of the existence of this Release and/or any of its terms, the Employee will inform them of the confidential nature of this Release and require them to agree not to disclose the existence or the content of this Release to any other person or entity, and the Employee shall be responsible for the breach of this Release by any such person.

The Employee further reaffirms his confidentiality obligations under or pursuant to any confidentiality agreements that the Employee signed with the Company or the Employer Group.

The Employee acknowledges that the Employer Group is a reporting company under the Securities Exchange Act of 1934 and may be required to make disclosure of the terms of this Release and the Agreement.

5.	NONDISPARAGEMENT; NONSOLICITATION

The Employee agrees not to engage in any act, or make any statement (verbally or in writing) that is intended, or may reasonably be expected to harm the business, interests, operations, prospects, reputation or goodwill of the Company and its parent, subsidiaries or affiliates, including, without limitation, making public or private derogatory comments about the character or ability of the Company or the Employer Group or any of their respective directors, officers, employees, agents or representatives.

The Employee reaffirms his obligations pursuant to Paragraphs 9 and 10 of the Agreement. The Company agrees not to make any public or private disparaging or negative comment to any person or entity regarding the Employee or the circumstances surrounding the Employee’s resignation from the Company.

6.	BINDING EFFECT

This Release is binding on the Employee’s heirs and personal representative and on the successors and assigns of the Company.

7.	GOVERNING LAW

This Release shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without regard to conflicts of law principles thereof.

8.	REMEDY FOR BREACH AND MODIFICATION

Each party acknowledges that the provisions of this Release are reasonable and necessary for the protection of the other party and the other Releasees and that the other party and the other Releasees may be irrevocably damaged if these provisions are not specifically enforced. Accordingly, each party agrees that, in addition to any other relief or remedies available to the other party, each party shall be entitled to seek and obtain an appropriate injunction or other equitable remedy for the purposes of restraining the other party from any actual or threatened breach of or otherwise enforcing these provisions and no bond or security will be required in connection therewith unless such party fails to demonstrate to an appropriate court having jurisdiction that it has a likelihood of success on the merits. Furthermore, in addition to any other relief or remedies available to the Company, in the event that the Employee breaches any provisions of this Release or the Agreement, the Company shall immediately cease any further payments or benefits under the Agreement and the Employee shall promptly return to the Company any payments or benefits provided under the Agreement prior to the breach.

9.	SEVERABILITY

If any provision of this Release is deemed invalid or unenforceable by a court of competent jurisdiction, such provision shall be deemed modified and limited to the extent necessary to make it valid and enforceable. The remainder of this Release shall continue in full force and effect.

10.	COUNTERPARTS

This Release may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

11.	ENTIRE AGREEMENT

Except as provided in this Release, the Employee acknowledges that this Release sets forth the entire agreement between the Employee and the Company, and fully supercedes any and all prior agreements or understandings between the Employee and the Company, if any, pertaining to the subject matter hereof.

12.	JURISDICTION

Any action or proceeding seeking to enforce any provision of, or based on any rights arising out of, this Release may be brought against either of the parties in the courts of the State of California, or if it has or can acquire jurisdiction, the United States District Court for the Central District of California, and each of the parties hereby consents to the jurisdiction of such courts (and the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world, whether within or without the State of California.

13.	OPPORTUNITY FOR REVIEW/REVOCATION

The Employee represents and agrees that he:

a.	has reviewed all aspects of this Release;
b.	has carefully read and fully understands all of the provisions of this Release;
c.	understands that in agreeing to this document, he is releasing the Company from any and all claims that he may have against the Company;
d.	knowingly and voluntarily agrees to all terms set forth in this Release;
e.	was advised and hereby is advised in writing to consider the terms of this Release and that he was advised to consult with an attorney of his choice and at his own expense prior to executing the Release;
f.	has not relied on any representation or statement not set forth in this Release;

g.	has a full twenty-one (21) days from the date of acknowledged receipt of this Release to consider whether he will execute this Release;
h.	has a full seven (7) days following the execution of this Release to revoke this Release by notifying the SVP and General Counsel of Parent in writing of the revocation, and has been and hereby is advised in writing that this Release shall not become effective or enforceable until the revocation period has expired;
i.	understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et. Seq.) that may arise after the date this Release is executed are not waived; and
j.	has signed this Release voluntarily and entirely of his own free will.

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IN WITNESS WHEREOF, the Employee and the Company have each signed this Release as of the date first set forth above.

DAVID SABIN

/s/ David Sabin

Dated: September 12, 2012

THE COMPANY:

COCALO, INC.

By:   /s/ Raphael Benaroya

Title: Chairman

Dated: September 12, 2012

KIDS LINE, LLC

By:   /s/ Raphael Benaroya

Title: Chairman

Dated: September 12, 2012

Exhibit A

The Company also announced the resignation of David C. Sabin as President of Kids Line and CoCaLo to explore other opportunities. Mr. Sabin held the position of President of Kids Line since January 2010 and CoCaLo since September 2010.

Mr. Benaroya stated, “On behalf of the Board, I thank David for his contributions to the Company. David served the Company during a period of transition and we appreciate his efforts on our behalf. We wish him well in his future endeavors.”

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